                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549


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                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO.       )*
                                         ------


                        Deflecta-Shield Corporation
--------------------------------------------------------------------------------
                             (Name of Issuer)

                               Common Stock
--------------------------------------------------------------------------------
                      (Title of Class of Securities)

                                244764106
--------------------------------------------------------------------------------
                             (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 244764106                   13G                 Page  2  of  5  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

         Woodland Partners LLC
         41-1832463
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

         Minnesota
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Number of Shares              (5) Sole Voting Power
 Beneficially                        441,400
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                         69,000
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                     510,400
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                     0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         510,400 Shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         10.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
         IA
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.
         (a)  Name of Issuer

              Deflecta-Shield Corporation

         (b)  Address of Issuer's Principal Executive Offices

              1800 North Ninth Street
              Indianola, IA 50125

ITEM 2.
         (a)  Name of Person Filing

              Woodland Partners LLC (the "Company")

         (b)  Address of Principal Business Office or, if None, Residence

              60 South Sixth Street
              Suite 3750
              Minneapolis, Minnesota  55402

         (c)  Citizenship

              The Company is organized in Minnesota

         (d)  Title of Class of Securities

              Common Stock

         (e)  CUSIP Number

              244764106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)  / / Broker or Dealer registered under section 15 of the Act

         (b)  / / Bank as defined in section 3(a)(6) of the Act

         (c)  / / Insurance Company as defined in section 3(a)(19) of the Act

         (d) / / Investment Company registered under section 8 of the Investment Company Act

         (e) /x/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

         (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)

         (g) / / Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G) (Note: See Item 7)

         (h)  / / Group, in accordance with section  240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

         (a)  Amount Beneficially Owned

              510,400 shares

         (b)  Percent of Class

              10.6%

         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote

                    441,400

              (ii)  shared power to vote or to direct the vote

                    69,000

              (iii) sole power to dispose or to direct the disposition of

                    510,400

              (iv)  shared power to dispose or to direct the disposition of

                    0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

         Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         The Company manages accounts for the benefit of its clients.
Dividends on, and the proceeds from the sale of, securities are credited to the account which holds or held such securities. No single account managed by the Company holds more than five percent of the class of securities referred to above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10.  CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                      SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February 3, 1997
                                       ---------------------------------------
                                                      Date

                                              /s/ Richard J. Rinkoff
                                       ---------------------------------------
                                                    Signature

                                        Richard J. Rinkoff, Managing Partner
                                       ---------------------------------------
                                                    Name/Title


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